Exhibit 99.1

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019

Independent Auditors’ Report

The Board of Managers
Diamond Green Diesel Holdings LLC and subsidiary:

We have audited the accompanying consolidated financial statements of Diamond Green Diesel Holdings LLC and subsidiary, which comprise the consolidated balance sheets as of December 31, 2019 and 2018 and the related consolidated statements of income, comprehensive income, members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Diamond Green Diesel Holdings LLC and its subsidiary as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

San Antonio, Texas
February 7, 2020

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2019	2018
ASSETS
Current assets:
Cash	$84,686,050	$64,986,608
Receivables	511,689,885	54,485,282
Receivables - due from related party	15,799,233	8,771,590
Inventory	46,823,287	52,525,432
Prepaid expenses and other	9,027,468	5,489,355
Total current assets	668,025,923	186,258,267
Property, plant and equipment, at cost	825,833,855	661,235,924
Accumulated depreciation	(112,344,842)	(84,852,148)
Property, plant and equipment, net	713,489,013	576,383,776
Deferred charges and other assets, net	30,709,935	24,600,930
Total assets	$1,412,224,871	$787,242,973
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Current portion of finance lease obligations	$340,858	$188,688
Accounts payable	47,389,542	18,377,723
Accounts payable - due to related party	24,471,543	19,571,692
Taxes other than income taxes	2,907,723	2,197,430
Other accrued expenses	1,033,111	472,073
Total current liabilities	76,142,777	40,807,606
Debt and finance lease obligations, less current portion	8,742,293	8,485,420
Other long-term liabilities	4,421,673	539,185
Commitments
Members’ equity:
Paid-in capital	223,377,260	223,377,260
Retained earnings	1,107,916,180	514,033,502
Accumulated other comprehensive loss	(8,375,312)	—
Total members’ equity	1,322,918,128	737,410,762
Total liabilities and members’ equity	$1,412,224,871	$787,242,973

See Notes to Consolidated Financial Statements.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2019	2018
Revenues (a)	$1,217,504,307	$677,663,024
Cost of sales:
Cost of materials and other	791,085,399	422,174,847
Operating expenses (excluding depreciation, amortization and accretion expense reflected below) (b)	76,511,771	66,093,095
Depreciation, amortization and accretion expense	50,767,187	29,433,631
Blenders tax credit	(430,585,537)	(160,393,656)
Total costs of sales	487,778,820	357,307,917
Other operating expenses	—	128,343
General and administrative expenses - related party	1,660,368	1,633,944
Operating income	728,065,119	318,592,820
Other income, net	2,120,890	1,919,199
Interest and debt expense:
Incurred	(1,282,453)	(1,922,532)
Capitalized	—	967,947
Interest and debt expense, net	(1,282,453)	(954,585)
Net income	$728,903,556	$319,557,434

Supplemental information - each income statement line item reflected below includes revenues and expenses provided by related party as follows:
(a) Revenues - related party	$246,832,176	$169,412,074
(b) Operating expenses (excluding depreciation, amortization and accretion expense) - related party	$24,191,265	$17,734,814

See Notes to Consolidated Financial Statements.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2019	2018
Net income	$728,903,556	$319,557,434
Loss on cash flow hedges	(8,375,312)	—
Comprehensive income	720,528,244	$319,557,434

See Notes to Consolidated Financial Statements.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

	Diamond	Darling	Total
	Alternative	Green	Members’
	Energy, LLC	Energy LLC	Equity
Balances as of December 31, 2017	$273,926,664	$273,926,664	$547,853,328
Cash distributions to members	(65,000,000)	(65,000,000)	(130,000,000)
Net income	159,778,717	159,778,717	319,557,434
Balances as of December 31, 2018	368,705,381	368,705,381	737,410,762
Cash distributions to members	(67,510,439)	(67,510,439)	(135,020,878)
Net income	364,451,778	364,451,778	728,903,556
Other comprehensive loss	(4,187,656)	(4,187,656)	(8,375,312)
Balances as of December 31, 2018	$661,459,064	$661,459,064	$1,322,918,128

See Notes to Consolidated Financial Statements.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$728,903,556	$319,557,434
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	50,767,187	29,433,631
Other noncash expense (adjustment)	(247,966)	16,537
Increase in receivables	(465,579,916)	(31,439,769)
(Increase) Decrease in receivables - due from related party	(7,027,643)	4,493,631
(Increase) decrease in inventory	5,861,615	(15,865,382)
(Increase) decrease in prepaid expenses and other	(3,538,113)	1,046,696
Increase in accounts payable	831,766	3,775,715
Increase in accounts payable - due to related party	4,621,206	6,102,614
Increase in taxes other than income taxes	710,293	2,029,407
Decrease in other accrued expenses	(179,984)	(352,712)
Net cash provided by operating activities	315,122,001	318,797,802
Cash flows from investing activities:
Capital expenditures	(142,417,629)	(166,739,698)
Deferred turnaround and catalyst costs	(17,703,178)	(26,553,869)
Net cash used in investing activities	(160,120,807)	(193,293,567)
Cash flows from financing activities:
Repayments of debt and finance lease obligations	(280,874)	(53,878,923)
Cash distributions to members	(135,020,878)	(130,000,000)
Net cash used in financing activities	(135,301,752)	(183,878,923)
Net increase (decrease) in cash	19,699,442	(58,374,688)
Cash as of beginning of period	64,986,608	123,361,296
Cash as of end of period	$84,686,050	$64,986,608

Supplemental cash flow information:
Cash interest payments	$1,388,876	$3,021,482
Capitalized interest	—	967,947
Noncash investing activities:
Accrued capital expenditures	29,821,607	5,928,437
Accrued turnaround and catalyst expenditures	4,157,230	700,718
Operating and finance lease - see Note 5

See Notes to Consolidated Financial Statements.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS DESCRIPTION

Diamond Green Diesel Holdings LLC (DGD Holdings) was formed on January 21, 2011 as a joint venture between Diamond Alternative Energy, LLC, an indirect wholly owned subsidiary of Valero Energy Corporation (Valero), and Darling Green Energy LLC, a subsidiary of Darling Ingredients Inc. (Darling). Diamond Alternative Energy, LLC and Darling Green Energy LLC are collectively referred to herein as the “Members.”

DGD Holdings, through its wholly owned subsidiary Diamond Green Diesel LLC (DGD), operates a plant that processes animal fats, used cooking oils, and other vegetable oils into renewable diesel (the Plant). The Plant is located next to Valero’s St. Charles Refinery in Norco, Louisiana. DGD Holdings and DGD are collectively referred to herein as the “Company.”

The Company completed construction of the Plant and began operations in June 2013. In August 2018, the Company completed the expansion of the Plant’s capacity from 10,000 barrels per day to 18,000 barrels per day.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation
These consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (U.S. GAAP). All significant intercompany accounts and transactions have been eliminated in consolidation.

Management has evaluated subsequent events that occurred after December 31, 2019 through February 7, 2020, the date these consolidated financial statements were issued. Any material subsequent events that occurred during this time have been properly recognized or disclosed in these consolidated financial statements.

Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances could result in revised estimates.

Cash
Cash consists of demand deposits with a financial institution.

Receivables
Trade receivables are carried at original invoice amount. The Company has not had any uncollectible receivables, and therefore, no allowance for doubtful accounts was recorded as of December 31, 2019 and 2018.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Inventory
Inventory is valued at the lower of cost or market. The cost of feedstocks purchased for processing and refined products (primarily renewable diesel) are determined under the last-in, first-out (LIFO) method using the dollar-value LIFO method. The cost of supplies are determined principally under the weighted-average cost method.

Prepaid Expenses
Prepaid expenses are costs incurred for which the services or goods will be received in a future period. The prepaid expenses are recorded as an asset when paid and recognized as an expense in the period the services or goods are utilized.

Property, Plant and Equipment
The cost of property, plant and equipment (property assets) purchased or constructed, including betterments, is capitalized. However, the cost of repairs to and normal maintenance of property assets is expensed as incurred. Betterments are those which extend the useful life, increase the capacity or improve the operating efficiency of the asset, or improve the safety of the Company’s operations. The cost includes interest and certain overhead costs allocable to the construction activities. See Note 6 for additional discussion.

Depreciation of processing units is recorded on a straight-line basis over the estimated useful lives of these assets using the composite method of depreciation. Under the composite method of depreciation, the historical cost of a minor property asset (net of salvage value) that is retired or replaced is charged to accumulated depreciation and no gain or loss is recognized in income. However, a gain or loss is recognized in income for a major property asset that is retired, replaced, sold, or for an abnormal disposition of a property asset (primarily involuntary conversions). Gains and losses are reflected in depreciation, amortization and accretion expense, unless such amounts are reported separately due to materiality.

Depreciation of the administrative building and computer hardware is recorded on a straight-line basis over the estimated useful lives of the related assets using the component method of depreciation. Precious metals, which are used as a catalyst in the units to process feedstock into renewable diesel, are not depreciated, but the cost of precious metals not recovered from the reclamation process are charged to operating expenses.

Deferred Charges and Other Assets
“Deferred charges and other assets, net” include the following:

•
turnaround costs, which are incurred in connection with planned major maintenance activities and which are deferred when incurred and amortized on a straight-line basis over the period of time estimated to lapse until the next turnaround occurs;

•
fixed-bed catalyst costs, representing the cost of catalyst that is changed out at periodic intervals when the quality of the catalyst has deteriorated beyond its prescribed function, which are deferred when incurred and amortized on a straight-line basis over the estimated useful life of the specific catalyst;

•	operating lease ROU (defined below) assets;

•	a license acquired in 2015 that provides for an increase in the feedstock that can be processed at the Plant per calendar year; and

•	utility deposits.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Leases
The Company evaluates if a contract is or contains a lease at inception of the contract. If the Company determines that a contract is or contains a lease, the Company recognizes a right-of-use (ROU) asset and lease liability at the commencement date of the lease based on the present value of lease payments over the lease term. The present value of the lease payments is determined by using the implicit rate when readily determinable, or if not, the Company’s incremental borrowing rate for a term similar to the duration of the lease based on information available at the commencement date. Lease terms include options to extend or terminate the lease when it is reasonably certain that the Company will excise those options.

The Company recognizes ROU assets and lease liabilities for leasing arrangements with terms greater than one year. The Company accounts for lease and non-lease components in a contract as a single lease component for all classes of underlying assets.

Expense for an operating lease is recognized as a single lease cost on a straight-line basis over the lease term and is reflected in the appropriate income statement line item based on the leased asset’s function. Amortization expense of a finance lease ROU asset is recognized on a straight-line basis over the useful life of the leased asset or the lease term and is reflected in “depreciation, amortization and accretion expense.” Interest expense is incurred based on the carrying value of the lease liability and is reflected in “interest and debt expense, net.”

Impairment of Assets
Long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. A long-lived asset is not recoverable if its carrying amount exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. If a long-lived asset is not recoverable, an impairment loss is recognized for the amount by which the carrying amount of the long-lived asset exceeds its fair value, with fair value determined based on discounted estimated net cash flows or other appropriate methods.

Asset Retirement Obligation
The Company records a liability, which is referred to as an asset retirement obligation, at fair value for the estimated cost to retire a tangible long-lived asset at the time that the Company incurs that liability, which is generally when the asset is purchased, constructed or leased. The Company records the liability when there is a legal obligation to incur costs to retire the asset and when a reasonable estimate of the fair value of the liability can be made.

Revenue Recognition
The Company’s revenues are generated from contracts with customers for the sale of products. Revenues are recognized when the Company satisfies its performance obligation to transfer products to its customers, which typically occurs at a point in time upon shipment of the products, and for an amount that reflects the transaction price that is allocated to the performance obligation.

The customer is able to direct the use of, and obtain substantially all of the benefits from, the products at the point of shipment. As a result, the Company considers control to have transferred upon shipment because there is a present right to payment at that time, the customer has legal title to the asset, the Company has

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

transferred physical possession of the asset, and the customer has significant risks and rewards of ownership of the asset.

Contracts with customers state the final terms of the sale, including the description, quantity, and price for goods sold. Payment is typically due in full within three days of invoicing. In the normal course of business, the Company generally does not accept product returns.

The transaction price is the consideration that the Company expects to be entitled to in exchange for its products. The transaction price for all of the contracts is based on commodity market pricing (i.e., variable consideration). As such, this market pricing may be constrained (i.e., not estimable) at the inception of the contract, but will be recognized based on the applicable market pricing, which will be known upon transfer of the goods to the customer.

The Company has elected to exclude from the measurement of the transaction price all taxes assessed by governmental authorities that are both imposed on and concurrent with a specific revenue-producing transaction and collected from a customer (e.g., sales tax and use tax).

Blenders Tax Credit
Biodiesel blenders registered with the Internal Revenue Service were eligible for a tax incentive in the amount of $1.00 per gallon of renewable diesel blended with petroleum diesel to produce a mixture containing at least 0.1 percent diesel fuel. Only blenders that produced and sold or used the qualified biodiesel mixture as a fuel in their trade or business were eligible for the tax credit. The tax credit related to 2019 and 2018 was approved in December 2019. The tax credit related to 2017 was approved in February 2018. Therefore, as a blender, the Company recognized credits of $274,716,514 during 2019 related to volumes blended during 2019, credits of $155,869,023 during 2019 related to volumes blended during 2018, and credits of $160,393,656 during 2018 related to volumes blended during 2017. The blenders tax credit was approved by Congress through December 31, 2022.

Operating Expenses
Operating expenses primarily consist of costs charged to the Company by Valero in accordance with the Operations Agreement for day-to-day operations of the Plant, as further described in Note 9. In addition, operating expenses include maintenance expenses, chemicals, waste disposal, professional fees, insurance, property tax and other outside services.

General and Administrative Expenses
General and administrative expenses consist primarily of fees for administrative services provided by Valero, as further described in Note 9.

Income Taxes
The Company is a limited liability corporation and is not a taxpaying entity for federal and state income tax purposes. Accordingly, no provision for income taxes is made in these consolidated financial statements. Income or loss from the Company is taxable to the Members in their individual federal tax returns.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Derivatives and Hedging
Cash flow and economic hedges are used to manage commodity price risk. All derivative instruments are recorded in the balance sheet as either assets or liabilities measured at their fair values. For cash flow hedges, the gain or loss is initially reported as a component of other comprehensive income and is then recorded in income in the period or periods during which the hedged forecasted transaction affects income. For economic hedges, changes in fair value are recognized currently in income. The cash flow effects of all of the derivative instruments are reflected in operating activities in the consolidated statements of cash flows. See Note 12 for additional discussion.

Concentration Risk
During the year ended December 31, 2019, the Company sold a majority of its renewable diesel to four major customers, including Valero, which accounted for 17 percent of the sales of renewable diesel. The other three third-party customers accounted for 30 percent, 20 percent, and 10 percent of the sales of renewable diesel. During the year ended December 31, 2018, the Company sold 20 percent of its renewable diesel to Valero and 35 percent, 14 percent, and 13 percent to three third-party customers.

The Company purchased 34 percent and 36 percent of its raw materials from Darling during the years ended December 31, 2019 and 2018, respectively. The Company purchased 14 percent, 11 percent, and 10 percent from three third-party suppliers during the year ended December 31, 2019, and 12 percent, 11 percent, 11 percent, and 10 percent from four third-party suppliers during the year ended December 31, 2018.

See Note 9 for additional discussion of the Company’s contracts with Valero and Darling.

3. RECEIVABLES

Receivables consisted of the following:

	December 31,
	2019	2018
Receivables from contracts with customers	$89,552,270	$55,393,975
Blenders tax credit receivable	430,585,537	—
Commodity derivative contract receivables (see Note 11)	7,351,311	7,862,897
Total receivables	527,489,118	63,256,872
Less receivables - due from related party	15,799,233	8,771,590
Receivables - due from others	$511,689,885	$54,485,282

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. INVENTORIES

Inventories consisted of the following:

	December 31,
	2019	2018
Feedstocks	$30,322,023	$26,751,893
Finished products	15,862,616	25,227,526
Supplies	638,648	546,013
Inventories	$46,823,287	$52,525,432
As of December 31, 2019 and 2018, the replacement cost (market value) of LIFO inventories exceeded their LIFO carrying amounts by $18,536,889 and $6,271,035, respectively.

5. LEASES

General
The Company has entered into long-term leasing arrangements for the right to use various classes of underlying assets as follows:

•	Pipelines, Terminals, and Tanks includes facilities and equipment used in the storage, transportation, and production of feedstock and sale of inventories;

•	Feedstock Processing Equipment includes machinery, equipment, and various facilities used in the renewable diesel operations;

•	Real Estate includes land and rights-of-way associated with the Plant and office facilities; and

•	Other includes equipment primarily used at the office facility, such as printers and copiers.

In addition to fixed lease payments, some arrangements contain provisions for variable lease payments. Certain leases for pipelines, terminals, and tanks provide for variable lease payments based on, among other things, throughput volumes in excess of a base amount. Additionally, if the rental increases are not scheduled in the lease, such as an increase based on subsequent changes in the index or rate, those rents are considered variable lease payments. In all instances, variable lease payments are recognized in the period in which the obligation for those payments is incurred.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Lease Costs and Other Supplemental Information
The Company’s total lease cost comprises costs that are included in the income statement, as well as costs capitalized as part of an item of property, plant, and equipment or inventory. Total lease cost by class of underlying asset was as follows:

	Year Ended December 31, 2019
	Pipelines,	Feedstock
	Terminals	Processing	Real			Related
	and Tanks	Equipment	Estate	Other	Total	Party	Others	Total
Finance lease cost:
Amortization of ROU assets	$577,049	$87,200	$—	$—	$664,249	$577,049	$87,200	$664,249
Interest on lease liabilities	1,255,314	27,140	—	—	1,282,454	1,255,314	27,140	1,282,454
Operating lease cost	—	362,306	399,615	—	761,921	379,544	382,377	761,921
Variable lease cost	—	40,752	863	10,079	51,694	863	50,831	51,694
Short-term lease cost	—	102,629	—	—	102,629	—	102,629	102,629
Total lease cost	$1,832,363	$620,027	$400,478	$10,079	$2,862,947	$2,212,770	$650,177	$2,862,947

For the year ended December 31, 2018, rental expense for all operating leases was as follows:

	Related
	Party	Others	Total
Minimum rental expense	$359,573	$565,237	$924,810
Contingent rental expense	—	9,718	9,718
Total rental expense	$359,573	$574,955	$934,528

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents additional information related to the Company’s operating and finance leases as of and for the year ended December 31, 2019:

	Operating	Finance
	Leases	Leases
Supplemental balance sheet information:
ROU assets, net reflected in the following balance sheet line items:
Property, plant, and equipment, net	$—	$8,397,172
Deferred charges and other assets, net	4,640,317	—
Total ROU assets, net	$4,640,317	$8,397,172

Current lease balance reflected in the following balance sheet line items:
Current portion of debt and finance lease obligations	$—	$340,858
Accrued expenses	591,635	—
Noncurrent lease liabilities reflected in the following balance sheet line items:
Debt and finance lease obligations, less current portion	—	8,742,293
Other long-term liabilities	4,115,432	—
Total lease liabilities	$4,707,067	$9,083,151

Supplemental cash flow information:
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows	$464,384	$1,282,454
Investing cash flows	204,731	—
Financing cash flows	—	280,874
Changes in lease balances resulting from new and modified leases (a)	5,199,019	618,623

Other supplemental information:
Weighted-average remaining lease term	9.7 years	12.9 years
Weighted-average discount rate	4.3%	5.1%

(a) Includes noncash activity of $4,958,498 for operating lease ROU assets recorded on January 1, 2019 upon adoption of the new lease standard.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Maturity Analysis
The remaining minimum lease payments due under the Company's long-term leases were as follows:

	December 31, 2019			December 31, 2018
	Related			Related
	Party	Others	Total	Party	Others	Total
Operating leases:
2019	n/a	n/a	n/a	$348,182	$342,360	$690,542
2020	$381,459	$394,950	$776,409	353,404	342,962	696,366
2021	358,706	327,981	686,687	358,705	303,442	662,147
2022	364,086	251,222	615,308	364,086	290,701	654,787
2023	369,548	163,688	533,236	369,547	218,840	588,387
2024	375,091	102,128	477,219	2,918,738	295,200	3,213,938
Thereafter	2,543,649	140,500	2,684,149	n/a	n/a	n/a
Total undiscounted lease payments	4,392,539	1,380,469	5,773,008	$4,712,662	$1,793,505	$6,506,167
Less amount associated with discounting	937,271	128,670	1,065,941
Total lease liabilities	$3,455,268	$1,251,799	$4,707,067

Finance leases:
2019	n/a	n/a	n/a	$1,440,000	$—	$1,440,000
2020	$1,440,000	$140,736	$1,580,736	1,440,000	—	1,440,000
2021	1,440,000	140,736	1,580,736	1,440,000	—	1,440,000
2022	1,440,000	139,587	1,579,587	1,440,000	—	1,440,000
2023	1,440,000	111,600	1,551,600	1,440,000	—	1,440,000
2024	1,440,000	93,000	1,533,000	13,680,000	—	13,680,000
Thereafter	12,240,000	—	12,240,000	n/a	n/a	n/a
Total undiscounted lease payments	19,440,000	625,659	20,065,659	20,880,000	—	20,880,000
Less amount associated with discounting	10,946,413	36,095	10,982,508	12,205,892	—	12,205,892
Total lease liabilities	$8,493,587	$589,564	$9,083,151	$8,674,108	$—	$8,674,108

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. PROPERTY, PLANT AND EQUIPMENT

Major classes of property, plant and equipment consisted of the following:

	December 31,
	2019	2018
Processing units	$619,219,355	$617,825,613
Precious metals	4,652,544	5,262,016
Administrative building	2,934,905	2,934,905
Computer hardware	1,319,686	1,319,686
Capital spares	1,329,486	1,103,208
Asset retirement obligation	238,778	238,778
Finance lease ROU assets (see Note 5)	9,418,623	8,800,000
Other	273,359	—
Construction in progress	186,447,119	23,751,718
Property, plant and equipment, at cost	825,833,855	661,235,924
Accumulated depreciation	(112,344,842)	(84,852,148)
Property, plant and equipment, net	$713,489,013	$576,383,776

Depreciation expense for the years ended December 31, 2019 and 2018 was $28,784,826 and $22,087,633, respectively.

7. DEFERRED CHARGES AND OTHER ASSETS

“Deferred charges and other assets, net” consisted of the following:

	December 31,
	2019	2018
Deferred turnaround and catalyst costs, net	$25,632,766	$24,353,903
Operating lease ROU assets, net (see Note 5)	4,640,317	—
Intangible asset, net	344,437	154,612
Other	92,415	92,415
Deferred charges and other assets, net	$30,709,935	$24,600,930

Amortization expense for deferred charges and other assets shown above, excluding operating lease ROU assets, was $20,137,786 and $7,037,647 for the years ended December 31, 2019 and 2018, respectively.

8. MEMBERS’ CONTRIBUTIONS AND DISTRIBUTIONS

Pursuant to the Diamond Green Diesel Holdings LLC Amended and Restated Limited Liability Company Agreement, contributions were made prior to the Plant commencing operations based on the percentage of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

units held by each Member. Each Member holds 1,116,886 units, and therefore, owns a 50 percent ownership interest in DGD Holdings. Each Member receives one vote per unit. Net income or loss of the Company for a fiscal year is allocated between the Members based on the proportionate share of the Members’ ownership interests.

No contributions were made by the Members during the years ended December 31, 2019 or 2018. The Company distributed $135,020,878 and $130,000,000 to the Members during the years ended December 31, 2019 and 2018, respectively.

9. RELATED PARTY AGREEMENTS AND TRANSACTIONS

Overview
The Company does not have any employees. It has entered into agreements with its Members, primarily Valero, to provide day-to-day operations, management and administrative functions. The Company also obtained debt financing from Valero to fund the majority of the initial construction costs of the Plant. These related-party transactions cannot be presumed to be carried out on an arm’s length basis as the requisite conditions of competitive, free-market dealings may not exist. Following is a description of various agreements between the Company and its Members.

Debt Agreement
The Company had a loan facility with Valero, which allowed the Company to borrow up to an amount equal to 60 percent of the estimated construction costs of the Plant. The Company borrowed the maximum under the loan facility of $221,298,189. Interest on the loan facility accrued at a rate of 8 percent per annum. Principal payments were made in equal consecutive quarterly installments. On March 30, 2018, the Company repaid the loan in full.

Revolving Loan Agreement
During 2015, the Company entered into a $10,000,000 revolving loan agreement with Valero and Darling, whereby each Member had a commitment of $5,000,000. The revolving loan agreement matured on December 31, 2018. There were no borrowings under this loan agreement during 2018.

During 2019, the Company entered into a $50,000,000 revolving loan agreement (the Revolver), whereby each Member has a commitment of $25,000,000. The Revolver matures on April 29, 2020.

Outstanding borrowings under the Revolver are due on the last day of each calendar month and bear interest at a rate per annum equal to the sum of the one-month LIBO rate plus 2.5 percent. There were no borrowings under the Revolver during 2019.

Land Lease Agreement
The Company leases land from Valero under an operating lease arrangement. The lease expires on May 31, 2031, and includes four optional renewal periods of five years each. Lease cost was $379,544 for the year ended December 31, 2019 and $359,573 for the year ended December 31, 2018. See Note 5 for the maturity analysis related to the Company’s lease with Valero.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Operations Agreement
Pursuant to the Operations Agreement, Valero operates the Plant and performs certain day-to-day operations and management functions for the Company as an independent contractor. During the 20-year term of the agreement, Valero charges for all dedicated operating and personnel costs, and for all routine and non-routine services in accordance with the contractual billing rates, which are adjusted for inflation annually on January 1. The Company recorded $12,631,481 and $13,080,000 of operating expenses charged under the Operations Agreement for the years ended December 31, 2019 and 2018, respectively.

In addition, the Company pays Valero a monthly administrative fee. For the years ended December 31, 2019 and 2018, the Company recorded $1,660,368 and $1,633,944, respectively, of monthly administrative fees in general and administrative expenses

Tank Storage and Rail Loading Agreement
The Company entered into a commercial agreement with a subsidiary of Valero for the construction and operation of a rail loading facility located at Valero’s St. Charles Refinery to be used in loading the Company’s renewable diesel onto railcars. The agreement has an initial term that ends on June 30, 2033. The agreement contains minimum commitments for the Company’s use of the assets. For the years ended December 31, 2019 and 2018, the Company recorded $6,153,166 and $5,518,264 of loading fees charged under this agreement in cost of sales.

As part of the same commercial agreement, Valero constructed a new 180,000-barrel storage tank and began leasing it to the Company in April 2018. Consequently, the Company recognized a finance lease asset and related obligation in the amount of $8,800,000. See Note 5 for the maturity analysis related to this finance lease.

Other Agreements
Effective July 2013, following notification by the Company that the Plant was ready to commence commercial service, three additional agreements became effective. Following the initial 20-year term, these agreements will automatically renew for a period of five years on an evergreen basis, unless terminated by one of the parties. Below is a description of the agreements.

Raw Material Supply Agreement
Under the Raw Material Supply Agreement, Darling is obligated to offer to supply all of the feedstock requirements to the Company. Darling will provide competitive pricing based on the delivery terms. However, the Company is not obligated to purchase all or any part of its feedstock requirements from Darling and will pursue the lowest cost feedstock supply to the Plant. For the years ended December 31, 2019 and 2018, the Company purchased $235,325,296 and $149,407,055, respectively, of raw materials from Darling.

Product Offtake Agreement
Under the Product Offtake Agreement, Valero is required to market all of the renewable diesel produced at the Plant. Valero markets the renewable diesel to third parties as well as to its affiliates and receives a marketing fee. In addition, Valero is required to purchase the recovered light ends liquid produced at the Plant. The Company has entered into contracts with Valero to sell renewable diesel in varying amounts through December 2024. For the year ended December 31, 2019, the Company sold $204,880,026 of renewable diesel and $40,858,362 of recovered light ends liquid to Valero, which is recorded in operating

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

revenues; and incurred $3,977,108 in marketing fees to Valero, which is recorded in cost of sales. For the year ended December 31, 2018, the Company sold $126,224,058 of renewable diesel and $42,324,463 of recovered light ends liquid to Valero, and incurred $1,928,398 in marketing fees to Valero.

Services and Utilities Supply Agreement
Under the Services and Utilities Supply Agreement, Valero provides the Company with water, certain industrial gases which are produced or otherwise available at Valero’s St. Charles Refinery, and certain services, such as water treatment and terminalling services that are needed for the operation of the Plant. Prices charged by Valero are at prevailing market rates. The Company supplies Valero with fuel gas and steam produced at the Plant and charges Valero at prevailing market rates. For the years ended December 31, 2019 and 2018, the Company’s net purchases of industrial gases and other services from Valero was $36,612,175 and $29,425,097, respectively.

The agreement allows these charges to be netted each month, with a net receivable from or payable to Valero each period which is settled 15 days after receipt of the invoice.

Other Transactions
For the years ended December 31, 2019 and 2018, the Company purchased $14,751,427 and $12,039,951 of feedstock from Valero. The Company also purchased $561,958 and $338,542 of ultra-low-sulfur diesel from Valero for the years ended December 31, 2019 and 2018, respectively.
10. REVENUE FROM CONTRACTS WITH CUSTOMERS

Disaggregation of Revenue
Revenue is presented in the table below disaggregated by product because this is the level of disaggregation that management has determined to be beneficial to users of the financial statements.

Receivables from Contracts with Customers
The Company’s receivables from contracts with customers are included in receivables and receivables - due from related party and totaled $89,552,270 and $55,393,975 as of December 31, 2019 and 2018, respectively.

Remaining Performance Obligations
The majority of the Company’s contracts with customers are term contracts. The transaction price for these term contracts consists of variable consideration (i.e., a commodity price). The variable consideration is allocated entirely to a wholly unsatisfied promise to transfer a distinct good that forms part of a single performance obligation and is constrained as the consideration is highly susceptible to commodity market volatility that is outside the Company’s influence. Therefore, the Company has not disclosed the aggregate amount of the transaction price allocated to the Company’s remaining performance obligation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table provides a disaggregation of revenues by product.

	December 31,
	2019	2018
Renewable diesel	$1,175,539,836	$634,475,008
Recovered light ends liquid	40,858,362	42,324,463
Fuel gas	1,106,109	863,553
Total revenues	$1,217,504,307	$677,663,024

11. FAIR VALUE MEASUREMENTS

General
U.S. GAAP requires that certain assets and liabilities be measured at fair value on a recurring or nonrecurring basis in the Company’s balance sheets, which are presented below under “Recurring Fair Value Measurements.” Assets and liabilities measured at fair value on a recurring basis, such as derivative financial instruments, are measured at fair value at the end of each reporting period.

U.S. GAAP also requires the disclosure of the fair values of financial instruments when an option to elect fair value accounting has been provided, but such election has not been made. A debt obligation is an example of such a financial instrument. The disclosure of the fair values of financial instruments not recognized at fair value in the balance sheet is presented below under “Other Financial Instruments.”
U.S. GAAP provides a framework for measuring fair value and establishes a three-level fair value hierarchy that prioritizes inputs to valuation techniques based on the degree to which objective prices in external active markets are available to measure fair value. Following is a description of each of the levels of the fair value hierarchy.

•	Level 1 - Observable inputs, such as unadjusted quoted prices in active markets for identical assets or liabilities.

•
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•
Level 3 - Unobservable inputs for the asset or liability. Unobservable inputs reflect the Company’s own assumptions about what market participants would use to price the asset or liability. The inputs are developed based on the best information available in the circumstances, which might include occasional market quotes or sales of similar instruments or the Company’s own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant judgment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Recurring Fair Value Measurements
The following tables present information about the Company’s assets and liabilities recognized at their fair values in the balance sheets categorized according to the fair value hierarchy of the inputs utilized by the Company to determine the fair values as of December 31, 2019 and 2018.

The Company has elected to offset the fair value amounts recognized for multiple similar derivative contracts executed with the same counterparty, including any related cash collateral assets or obligations as shown below; however, fair value amounts by hierarchy level are presented in the following tables on a gross basis. The Company does not have any derivative contracts that are subject to master netting arrangements that are reflected gross on the balance sheet.

	December 31, 2019
	Fair Value Hierarchy			Total Gross Fair Value	Effect of Counter-party Netting	Effect of Cash Collateral Netting	Net Carrying Value on Balance Sheet	Cash Collateral Paid or Received Not Offset
	Level 1	Level 2	Level 3
Assets:
Commodity derivative contracts	$8,656,591	$—	$—	$8,656,591	$(8,656,591)	$—	$—	$—
Liabilities:
Commodity derivative contracts	19,933,809	—	—	19,933,809	(8,656,591)	(11,277,218)	—	(7,351,311)

	December 31, 2018
	Fair Value Hierarchy			Total Gross Fair Value	Effect of Counter-party Netting	Effect of Cash Collateral Netting	Net Carrying Value on Balance Sheet	Cash Collateral Paid or Received Not Offset
	Level 1	Level 2	Level 3
Assets:
Commodity derivative contracts	$34,090,344	$—	$—	$34,090,344	$(3,384,853)	$(22,842,594)	$7,862,897	$—
Liabilities:
Commodity derivative contracts	3,384,853	—	—	3,384,853	(3,384,853)	—	—	—

Commodity derivative contracts consist primarily of exchange-traded futures, which are used to reduce the impact of price volatility on the Company’s results of operations and cash flows as discussed in Note 12. These contracts are measured at fair value using the market approach based on quoted prices from the commodity exchange are categorized in Level 1 of the fair value hierarchy.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other Financial Instruments
Financial instruments that the Company recognizes in its balance sheets at their carrying amounts are shown in the following table along with their associated fair values:

		December 31, 2019		December 31, 2018
	Fair Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash	Level 1	$84,686,050	$84,686,050	$64,986,608	$64,986,608

12. PRICE RISK MANAGEMENT ACTIVITIES

The Company is exposed to market risks related to the volatility in the price of commodities and enters into derivative instruments to manage some of these risks. This includes derivative instruments related to the various commodities the Company purchases as described below under “Risk Management Activities.” The effect of these derivative instruments on income and other comprehensive income (OCI) is summarized below under “Effect of Derivative Instruments on Income and OCI.”

Risk Management Activities
Commodity Price Risk
The Company is exposed to market risks related to the volatility in the price of feedstocks and products they produce. To reduce the impact of price volatility on the Company’s results of operations and cash flows, the Company uses commodity derivative instruments, such as futures and options. The Company’s positions in commodity derivative instruments are monitored and managed on a daily basis by the risk control group to ensure compliance with the Company’s stated risk management policy.

The Company uses commodity derivative instruments as cash flow hedges and economic hedges. The Company’s objectives for entering into each type of hedge is described below.

•	Cash flow hedges - The objective of the Company’s cash flow hedges is to lock in the price of forecasted renewable diesel sales at existing market prices that the Company deems favorable.

•
Economic hedges - The Company’s objectives for holding economic hedges are to (i) manage price volatility in certain feedstock and product inventories and fixed-price purchase contracts, and (ii) lock in the price of forecasted feedstock and renewable diesel sales at existing market prices that the Company deems favorable.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, the Company had the following outstanding commodity derivative instruments that were used as cash flow hedges hedges, which mature in 2020. The information presents the notional volume of outstanding contracts (volumes in thousands of barrels).

Notional Contract
Derivative Instrument	Volumes
Ultra-low sulfur diesel:
Futures - long	995
Futures - short	2,492

Fair Values of Derivative Instruments
The following tables provide information about the fair values of the Company’s derivative instruments as of December 31, 2019 and 2018 and the line items in the balance sheets in which the fair values are reflected. See Note 11 for additional information related to the fair values of the Company’s derivative instruments.

As indicated in Note 11, the Company nets fair value amounts recognized for multiple similar derivative contracts executed with the same counterparty under master netting arrangements, including cash collateral assets and obligations. The following tables, however, are presented on a gross asset and gross liability basis, which results in the reflection of certain assets in liability accounts and certain liabilities in asset accounts.

		December 31, 2019		December 31, 2018
	Balance Sheet Location	Asset Derivatives	Liability Derivatives	Asset Derivatives	Liability Derivatives
Derivatives designated as hedging instruments:
Commodity contracts	Receivables	$8,656,591	$19,933,809	$—	$—

Derivatives not designated as hedging instruments.
Commodity contracts	Receivables	$—	$—	$34,090,344	$3,384,853

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Market Risk
The Company’s price risk management activities involve the receipt or payment of fixed price commitments into the future. These transactions give rise to market risk, which is the risk that future changes in market conditions may make an instrument less valuable. The Company closely monitors and manages its exposure to market risk on a daily basis in accordance with its policies. Market risks are monitored by the Company’s risk control group to ensure compliance with the stated risk management policy. The Company does not require any collateral or other security to support derivative instruments into which the Company enters. The Company also does not have any derivative instruments that require it to maintain a minimum investment-grade credit rating.

Effect of Derivative Instruments on Income and OCI
The Company entered into cash flow hedges during the year ended December 31, 2019. No contracts were designated as cash flow hedges during the year ended December 31, 2018. The following table provides information about the effect on OCI and the gain (loss) recognized into income due to fair value adjustments of the Company’s cash flow hedges.

Derivatives in Cash Flow Hedging Relationships	Location of Gain (Loss) Recognized in Income on Derivatives
		Year Ended December 31,
		2019	2018
Commodity contracts:
Loss recognized in OCI on derivatives	Revenues	$(5,982,581)	$—
Gain reclassified from accumulated other comprehensive loss into income	Revenues	$2,396,305	$—
No component of the derivative instruments’ gains or losses was excluded from the assessment of hedge effectiveness for the year ended December 31, 2019. The cash flow hedges primarily related to the forward sales of renewable diesel, with $8,375,312 of cumulative losses on cash flow hedges remaining in accumulated comprehensive income. The Company estimates that this deferred loss as of December 31, 2019 will be reclassified into income over the next four months as a result of hedged transactions that are forecasted to occur. For the year ended December 31, 2019, there were no amounts reclassified from accumulated other comprehensive income into income as a result of the discontinuance of cash flow hedge accounting.
The following table provides information about the gain (loss) recognized in income on the Company’s derivative instruments and the line item in the statements of income in which such gains and losses are reflected.

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivatives
		Year Ended December 31,
		2019	2018
Commodity contracts	Cost of materials and other	$(26,202,759)	$29,333,902